FROM :

EXHIBIT 3(i).3

FAX NO. :

Aug. 26 2010 09:07AM P5/5
State of Delaware
Secretary of State
Division of Corporations
Delivered 11:42 AM 08/26/2010
FILED 11:42 AM 08/26/2010
SRV 100860986 - 4832227 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VYTA CORP.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Vyta Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

> The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000); Two Hundred million shares (200,000,000), of which are designated as common shares, $.0001 par value per share and Five million (5,000,000) of which are designated as Preferred stock, $.0001 par value, which may be subdivided into various classes or series with Rights, Privileges and Preferences to be hereafter be determined and designated by the Board of Directors.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation executed a written consent to action, in accordance with the General Corporation Law of the State of Delaware, voting in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of August, 2010.

By: Kristi J. Kampmann
Authorized Officer

Title: Secretary
Name: Kristi J. Kampmann